Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: October 25, 2016
Capital One Reports Third Quarter 2016 Net Income of $1.0 billion, or $1.90 per share
Excluding adjusting items, Third Quarter 2016 Net Income of $1.1 billion or $2.03 per share

McLean, Va. (October 25, 2016) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2016 of $1.0 billion, or $1.90 per diluted common share, compared to the second quarter of 2016 with net income of $942 million, or $1.69 per diluted common share, and the third quarter of 2015 with net income of $1.1 billion, or $1.98 per diluted common share. We recorded a build in the U.K. Payment Protection Insurance customer refund reserve of $63 million in third quarter of 2016. Excluding this adjusting item, net income for the third quarter of 2016 was $1.1 billion, or $2.03 per share.(1)
“Capital One posted strong performance in the third quarter,” said Richard D. Fairbank, Founder, Chair and Chief Executive Officer. “Our strong growth over the last two years puts us in a strong position to deliver attractive shareholder returns, driven by growth and sustained returns at the higher end of banks, as well as significant capital distribution, subject to regulatory approval.”
All comparisons below are for the third quarter of 2016 compared with the second quarter of 2016 unless otherwise noted.
Third Quarter 2016 Income Statement Summary:

•	Total net revenue increased 3 percent to $6.5 billion.

•	Total non-interest expense increased 2 percent to $3.4 billion.

•	5 percent decrease in marketing.

•	3 percent increase in operating expenses.

•	Pre-provision earnings increased 5 percent to $3.1 billion.

•	Provision for credit losses flat at $1.6 billion.

•	Net charge-offs of $1.2 billion.

•	$377 million allowance build.

(1)
These amounts are non-GAAP measures that we believe help investors and users of our financial information understand the effect of the adjustments on our reported results. See Table 5 in Exhibit 99.2 for a reconciliation of our reported results to these non-GAAP measures.

Capital One Third Quarter 2016 Earnings

•	Net interest margin of 6.79 percent, up 6 basis points.

•	Efficiency ratio of 52.02 percent.
•Efficiency ratio net of adjustments of 51.40 percent.(1)
Third Quarter 2016 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.6 percent at September 30, 2016.

•	Period-end loans held for investment in the quarter increased $3.4 billion, or 1 percent, to $238.0 billion.

•	Domestic Card period-end loans increased $2.4 billion, or 3 percent, to $91.0 billion.

•	Consumer Banking period-end loans increased $870 million, or 1 percent, to $72.3 billion.

•	Auto period-end loans increased $1.8 billion, or 4 percent, to $46.3 billion.

•	Home loans period-end loans decreased $910 million, or 4 percent, to $22.4 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $255 million, or less than 1 percent, to $66.5 billion.

•	Average loans held for investment in the quarter increased $5.5 billion, or 2 percent, to $235.8 billion.

•	Domestic Card average loans increased $3.8 billion, or 4 percent, to $89.8 billion.

•	Consumer Banking average loans increased $739 million, or 1 percent, to $71.7 billion:

•	Auto average loans increased $1.8 billion, or 4 percent, to $45.4 billion.

•	Home loans average loans decreased $983 million, or 4 percent, to $22.9 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking average loans increased $1.1 billion, or 2 percent, to $66.0 billion.

•	Period-end total deposits increased $4.9 billion, or 2 percent, to $226.0 billion, while average deposits increased $1.1 billion, or less than 1 percent, to $222.3 billion.

•	Interest-bearing deposits rate paid increased 2 basis points to 0.62 percent.

Capital One Third Quarter 2016 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 25, 2016 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 8, 2016 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2015.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $226.0 billion in deposits and $345.1 billion in total assets as of September 30, 2016. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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